Exhibit 99.1

Industry-Veteran Kirk Davis Appointed New CEO at Harte Hanks

Davis brings a track record of results-driven leadership at Metro Corp. and GateHouse Media as Harte Hanks moves into its next growth phase.

CHELMSFORD—Harte Hanks Inc. (HHS) announced today that media-industry veteran Kirk Davis has been appointed as CEO, effective June 19, 2023. Mr. Davis has also been nominated as a member of the board of directors. Mr. Davis most recently served as CEO of legacy publishing company Metro Corp. and previously served as CEO of GateHouse Media, which was the second-largest regional publishing company in the United States before merging with Gannett in 2019.

He succeeds Brian Linscott, who has served as CEO of Harte Hanks since June of 2021 and previously served as Chief Operating Officer.

“We are grateful to Brian for his service and for his efforts in navigating the challenges that our business has faced in recent years, and we thank him for his many contributions,” said Jack Griffin, Chairman of the Board. “Looking forward, we are very enthusiastic about the foundation we have in place and the opportunities ahead of us. Harte Hanks is a 100-year-old company, and we’re evolving to drive improved results for our shareholders and customers for the next 100 years. Kirk Davis has driven highly successful growth strategy and operational change initiatives, and he’s highly respected by industry peers. He’s the right leader at the right time to move Harte Hanks forward.”

“Harte Hanks has national and international relevance with an ability to reach a wide range of customers, giving it real value in today’s market. As a Massachusetts resident, I’m proud that we’re headquartered in the Bay State and honored to be taking the reins,” stated Mr. Davis.

Mr. Davis has decades of media and marketing expertise, having served as CEO of prominent companies such as Metro Corp., which publishes Boston and Philadelphia magazines, and GateHouse Media, a leading multimedia company that served audiences of nearly ten million per week in states across the U.S.

“The opportunity to join a company with a 100-year life span, that has continued to evolve to meet the shifting needs of its many customers, is remarkable,” said Mr. Davis. “Today, Harte Hanks is a global company delivering customer care, analytics, strategy, technology, content, logistics and fulfilment services. I’ve dedicated my career to building value and growth in similar multichannel enterprises, and I’m excited to be part of this legacy company’s next chapter. I’m looking forward to collaborating with the talented management team and employees who have helped solidify Harte Hanks as an industry leader. Together, I think we can continue delivering world-class services, achieve bold new goals, and drive profitable growth.”

Inducement Award under NASDAQ Exemption

In connection with Mr. Davis’ appointment as CEO, the independent Compensation Committee of the Board of Directors approved an award to Mr. Davis consisting of 240,000 stock options to purchase shares of common stock of Harte Hanks, as a material inducement to Mr. Davis commencing employment with Harte Hanks. This stock option award is intended to qualify as an employee inducement award in accordance with the inducement exemption provided for under NASDAQ Listing Rule 5635(c)(4). The stock options will have an exercise price equal to the closing price of a share of Harte Hanks common stock on the grant date of June 20, 2023, and will vest in three equal installments on each of the first three anniversaries of June 19, 2023, subject to Mr. Davis’ continued employment. Any unvested stock options will be immediately vested if Mr. Davis resigns for “good reason” or is terminated without “cause,” in each case, on or within 12 months following a change in control of Harte Hanks.

About Harte Hanks

Harte Hanks (Nasdaq: HHS) is a leading global customer experience company whose mission is to partner with clients to provide them with CX strategy, data-driven analytics and actionable insights combined with seamless program execution to better understand, attract, and engage their customers.

Using its unparalleled resources and award-winning talent in the areas of Customer Care, Fulfillment and Logistics, and Marketing Services, Harte Hanks has a proven track record of driving results for some of the world’s premier brands including Bank of America, GlaxoSmithKline, Unilever, Pfizer, Warner Bros Discovery, Volvo, Ford, FedEx, Midea, Sony, and IBM among others. Headquartered in Chelmsford, Massachusetts, Harte Hanks has over 2,500 employees in offices across the Americas, Europe and Asia Pacific. For more information visit hartehanks.com

For media inquiries or further information please contact: Jim Eisenberg at jeisenberg@preti.com